Simmons Company Comments on Preliminary Third Quarter Results
Simmons Bedding Company Seeks Amendment to Senior Credit Facility

ATLANTA, October 21, 2008 – Simmons Company (the “Company”), the holding company for Simmons Bedding Company (“Simmons Bedding”), a leading manufacturer of premium-branded bedding products, announced today that it plans on releasing its third quarter 2008 financial results on November 11, 2008.  The Company anticipates the following results for its third quarter of 2008:

•	Net sales ranging from approximately $273 million to $278 million, down between 10% – 13% compared to the same period of 2007;
•
Adjusted EBITDA (as defined under Simmons Bedding’s senior credit facility) ranging from approximately $31 million to $34 million.  Adjusted EBITDA for the third quarter of 2008 was negatively impacted by a $3.6 million bad debt expense charge associated with the bankruptcy of Mattress Discounters during the quarter;

•	As of September 27, 2008, the Company estimates its cash on hand to be between approximately $62 million to $64 million and the Company’s $75 million revolving credit facility was fully drawn; and
•	As of September 27, 2008, the Company’s debt was approximately $984 million (approximately $745 million at the Simmons Bedding level).

Simmons Bedding has notified its senior lenders under its senior credit facility that it does not expect to be in compliance with the maximum leverage ratio covenant set forth in the senior credit facility as of September 27, 2008.  The senior credit facility provides for a $75.0 million revolving loan facility and a $465.0 million tranche D term loan facility.  Simmons Bedding is seeking the consent of its senior lenders to amend its senior credit facility, to among other things, waive the September 27, 2008 covenant breach and amend certain future maximum leverage ratio and minimum cash interest coverage ratio covenants to provide more financial flexibility.

Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect Simmons Company and its subsidiaries (collectively referred to as “Simmons”) current views about future events and financial performance. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this report. These forward-looking statements are expressed in good faith and Simmons believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Simmons’s expectations.  These factors include, but are not limited to: (i) competitive pressures in the bedding industry; (ii) general economic and industry conditions; (iii) the success of Simmons’s new products and the future costs to roll out such products; (iv) legal and regulatory requirements; (v) interest rate and credit market risks; (vi)  compliance with covenants in Simmons’s debt agreements; (vii) Simmons’s ability to obtain a waiver or modification of its covenants on acceptable terms, on a timely basis or at all; (viii) increased cost of credit and associated fees resulting from any waiver or modification to the senior credit facility by the lenders; (ix) lender calls requiring Simmons to immediately repay all amounts outstanding under the senior credit facility resulting from the noncompliance with the covenants which could in turn result in a default under Simmons’s subordinated notes and discount notes and Simmons Holdco’s Toggle Loan; (x) Simmons’s relationships with and viability of its major suppliers; (xi) fluctuations in Simmons’s costs of raw materials and energy prices; (xii) Simmons’s relationship with and viability of significant customers and licensees; (xiii) Simmons’s ability to increase prices on our products and the effect of these price increases on its unit sales; (xiv) an increase in Simmons’s return rates and warranty claims; (xv) Simmons’s labor relations; (xvi) encroachments on Simmons’s intellectual property; (xvii) Simmons’s product liability claims; (xviii) Simmons’s level of indebtedness; (xix) foreign currency exchange rate risks; (xx) Simmons’s future acquisitions; (xxi) Simmons’s ability to achieve the expected benefits from any personnel realignments; (xxii) higher bad debt expense as a result of increased customer bankruptcies due to instability in the economy and slowing consumer spending; (xxiii) financial results for the third quarter of 2008 could materially differ from the preliminary results; and (xxiv) other risks and factors identified from time to time in Simmons’s reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.